Exhibit (a)(5)(3)

GRIFFIN HOLDINGS, LLC ANNOUNCES COMPLETION OF TENDER OFFER FOR OUTSTANDING SHARES OF TUFCO TECHNOLOGIES, INC.

Los Angeles, Calif., February 24, 2014 – Griffin Holdings, LLC (“Griffin”) announces today the expiration of the tender offer (the “Offer”) by its indirect wholly-owned subsidiary, Packers Acquisition Sub, Inc. (“Purchaser”), to purchase all of the outstanding common shares of Tufco Technologies (NASDAQ: TFCO) (“Tufco”). The Offer expired at 12:00 midnight, New York City time, at the end of Friday, February 21, 2014.

The depositary for the Offer has advised Griffin that, as of 12:00 midnight, New York City time, on February 21, 2014, approximately 3,637,342 common shares of Tufco had been validly tendered and not withdrawn pursuant to the Offer, representing approximately 84.41 percent of the outstanding common shares of Tufco. 2,400 common shares of Tufco had been tendered by notice of guaranteed delivery, which were not accounted for in the total. The condition to the Offer that a majority of Tufco’s outstanding shares on a fully-diluted basis be validly tendered and not withdrawn has been satisfied. As a result, Purchaser has accepted for payment, and expects to promptly pay for, all such tendered shares.

As the final step in the acquisition process, Griffin expects to effect the merger of Purchaser and Tufco under Section 251(h) of the General Corporation Law of the State of Delaware as promptly as practicable. At the effective time of the merger, each Tufco share issued and outstanding immediately prior to the effective time, other than (i) shares then held by Tufco, the Company, or any of their subsidiaries, all of which will be canceled and retired without any consideration in exchange therefor, and (ii) shares that are held by stockholders of the Company who properly exercise their appraisal rights under Delaware law, will be converted automatically into and will represent the right to receive an amount of cash equal to the offer price of $6.07, without interest, less any applicable withholding taxes.

Tufco will be the surviving corporation in the merger and will become a wholly-owned indirect subsidiary of Griffin. Following the merger, Tufco shares will be delisted and will cease to trade on the NASDAQ Capital Market.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements. When used in this press release, the words “can,” “will,” “intends,” “expects,” “is expected,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Similarly, any statements herein that describe the proposed transaction, including its financial impact, and other statements of management’s beliefs, intentions or goals also are forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined companies or the price of Tufco stock. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to: the ability of the parties to consummate the proposed merger and the satisfaction of the conditions precedent to consummation of the proposed merger; the ability of Griffin and Purchaser to successfully integrate Tufco’s operations, product lines and technology and realize additional opportunities for growth; the ability of Griffin and Purchaser to realize synergies in terms of growth and cost savings; and the other risks and important factors that could cause actual results to differ materially from the forward-looking statements. All forward-looking statements included in this news release are made as of the date hereof, based on the information available to Griffin as of the date hereof, and Griffin assumes no obligation to update any forward-looking statement except as required by law.

Additional Information and Where to Find It

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Tufco. Tufco stockholders are urged to read the relevant tender offer documents, as amended, because they contain important information that stockholders should consider before making any decision regarding tendering their shares. Griffin and Purchaser have filed tender offer materials with the SEC, including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents, as amended. The tender offer materials contain important information which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as amended, are available to all Tufco stockholders at no expense to them. The tender offer materials are available for free at the SEC’s website at http://www.sec.gov. In addition, Tufco stockholders may obtain a free copy of these documents from the information agent for the tender offer by mailing requests for such materials to Broadridge Corporate Issuer Solutions, Inc. at P.O. Box 1317, Brentwood, New York 11717, or by emailing shareholder@broadridge.com or by calling (855) 795-5068.

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